Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Karat Packaging Inc.

Chino, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2021, relating to the consolidated financial statements of Karat Packaging Inc. appearing in the Company’s Registration Statement on Form S-1.

/s/ BDO USA, LLP

Los Angeles, California

April 23, 2021